Tel : +852 2541 5041
Fax: +852 2815 2239
www.bdo.com.hk

25th Floor Wing On Centre
111 Connaught Road Central
Hong Kong

電話：+852 2541 5041
傳真：+852 2815 2239
www.bdo.com.hk

香港干諾道中111號
永安中心25樓

# Consent of Independent Registered Public Accounting Firm

The Board of Directors
China-Biotics, Inc.
No. 999 Ningqiao Road
Jinqiao Export Processing Zone
Pudong, Shanghai 201206
People's Republic of China

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement (post-Effective Amendment No. 2 to Form S-1) of our reports dated July 14, 2009 relating to the consolidated financial statements and schedule of China-Biotics, Inc., which are contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Ltd

BDO Limited
Certified Public Accountants

Hong Kong, April 15, 2010